Exhibit 4.5

FIRST AMENDMENT TO FORBEARANCE AGREEMENT

THIS FIRST AMENDMENT TO FORBEARANCE AGREEMENT (the “Agreement”) is made and entered into as of January 24, 2003, by and between GENERAL ELECTRIC CAPITAL CORPORATION, for itself and as agent for certain participants (“Lender”) and ATCHISON CASTING CORPORATION, a Kansas corporation (“Borrower”).

RECITALS

A.                                   Borrower and Lender are parties to that certain Master Security Agreement dated as of December 29, 1999, as amended by that certain Amendment No. 1 to Master Security Agreement and Other Related Documents (“Amendment No. 1”) dated as of February 25, 2000 (which, among other things, amended the effective date of such Master Security Agreement to December 28, 1999; such Master Security Agreement, as amended by Amendment No. 1, and as amended by that certain Forbearance Agreement and Second Amendment to Master Security Agreement and Note, dated as of October 17, 2002 (the “Forbearance Agreement”), and as amended from time to time, is herein referred to as the “Master Agreement”).  Capitalized terms used herein and not otherwise defined shall have the same definition as set forth in the Forbearance Agreement or the Master Agreement.

B.                                     The Forbearance Period has terminated as the result of a Variance Based Termination.

C.                                     Lender and Borrower desire to amend the Forbearance Agreement pursuant to the terms of the Agreement.

AGREEMENT

In consideration of the Recitals and of the mutual promises and covenants contained herein, Lender and Borrower agree as follows:

1.                                       Amendment to Forbearance Agreement.  The Forbearance Agreement is amended as follows:

(a)  Section 1 of the Forbearance Agreement is hereby deleted and the following is inserted therefor:

“1.  During the period (the “Forbearance Period”) commencing on the Effective Date and ending on the earlier to occur of (a) the date that any Forbearance Default (as defined in Section 7 hereof) occurs or (b) the Final Forbearance Date (as defined in Section 3 below), Lender will forbear in the exercise of its rights and remedies under the Loan Documents with respect to the Existing Defaults and any other Events of Default (collectively, the “Designated Defaults”), except as set forth in the following sentence.  Notwithstanding anything herein to the contrary, the Designated Defaults shall not include (x) those Events of Default of the type or nature identified in Section 7(b), (c), (e) (but only to the extent the same relates to the maintenance or protection of Collateral), (g), (i), (j), (k) and (m) of the Master Agreement, (y) any default in the performance of obligations of the Borrower under this Agreement, and (z) any default under the Mortgages arising out of Borrower’s failure to maintain or protect the Real Estate Collateral.”

(b)  Section 3 of the Forbearance Agreement and all of its subsections are hereby deleted and the following is inserted therefor:

“3.  Final Forbearance Date.  The term “Final Forbearance Date”, as used in this Agreement shall mean June 29, 2003.”

(c)  Section 7 of the Forbearance Agreement and all of its subsections are hereby deleted and the following is inserted therefor:

“7.  Default.  Each of the following shall constitute a “Forbearance Default” hereunder:

(a)                                  Events of Default.  The existence of any

(i)  Event of Default which occurs as a result of Borrower’s (A) insolvency or bankruptcy, or (B) failure to make any payment as and when due under or pursuant to the Master Agreement, Note or any other Loan Document; or

(ii)  Event of Default or default under any Loan Document (other than a Designated Default, and other than those Events of Default described in Section 7(a)(i) above), provided that any such Event of Default or default shall not constitute a Forbearance Default if the same is capable of being cured and is cured within thirty (30) days of the date of first occurrence; or

(b)                                 Harris Facilities Become Due.  If any of the Harris Facilities or the obligations owed to the Harris Lenders under or pursuant to the Harris Facilities, are accelerated or otherwise become due and payable in full for any reason.”

2.                                       Conditions Precedent to Effectiveness of Agreement.  The provisions set forth in Section 1 of this Agreement shall not be effective unless and until each of the following conditions shall have been satisfied in Lender’s sole discretion or waived by Lender, for whose sole benefit such conditions exist:

(a)                                  Costs and Expenses.  Borrower shall have paid to the Lender by wire transfer of good funds, its costs and expenses (including Lender’s attorneys fees) incurred in connection with the preparation of this Agreement and any other outstanding costs and expenses owing by Borrower to Lender under the Loan Documents as of the date this Agreement is executed.

(b)                                 Execution and Delivery.  Borrower shall have executed and delivered this Agreement.

3.                                       Representations and Warranties.  Borrower hereby represents and warrants to Lender as follows:

(a)                                  Recitals.  The Recitals in this Agreement are true and correct in all respects.

(b)                                 Incorporation of Representations.  All representations and warranties of Borrower in the Master Agreement are incorporated herein in full by this reference and are true and correct in all material respects as of the date hereof; provided, however, that Schedule 2(f) of the Master Agreement is hereby replaced and updated by Schedule 2(f) attached to this Agreement.

(c)                                  Corporate Power; Authorization.  Borrower has the corporate power, and has been duly authorized by all requisite corporate action, to execute and deliver this Agreement and to perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by Borrower.

(d)                                 Enforceability.  This Agreement is the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its respective terms.

(e)                                  No Violation.  Borrower’s execution, delivery and performance of this Agreement does not and will not (i) violate any law, rule, regulation or court order to which Borrower is subject; (ii) conflict with or result in a breach of Borrower’s Articles of Incorporation or Bylaws or any agreement or instrument to which Borrower is party or by which it or its properties are bound; or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of Borrower, whether now owned or hereafter acquired, other than liens in favor of Lender.

(f)                                    Obligations Absolute.  The obligation of Borrower to repay the Loan, together with all interest accrued thereon, is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations.

4.                                       Effect and Construction of Agreement.  Except as expressly provided herein, the Loan Documents, including the Master Agreement and the Forbearance Agreement (as amended hereby) shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to:

(i)                                     impair the validity, perfection or priority of any lien or security interest securing the Indebtedness;

(ii)                                  waive or impair any rights, powers or remedies of Lender under the Loan Documents upon termination of the Forbearance Period, with respect to the Designated Defaults or otherwise; or

(iii)                               constitute an agreement by Lender or require Lender to extend the Forbearance Period, or grant additional forbearance periods, or extend the term of the Note or the time for payment of any of the Indebtedness, except as expressly set forth herein.

In the event of any inconsistency between the terms of this Agreement and the Loan Documents, this Agreement shall govern.  Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted.

5.                                       Expenses.  Borrower agrees to pay all costs, fees and expenses of Lender (including the fees of Lender’s counsel) incurred by Lender in connection with the negotiation, preparation, administration and enforcement of this Agreement.

6.                                       Miscellaneous.

(a)                                  Agreement as Debt Document.  Lender and Borrower agree that this Agreement is a Debt Document, as defined in the Master Agreement.

(b)                                 Further Assurance.  Borrower agrees to execute such other and further documents and instruments as Lender may request to implement the provisions of this Agreement.

(c)                                  Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns.  No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Agreement.

(d)                                 Integration.  This Agreement, together with the Loan Documents, including the Master Agreement and the Forbearance Agreement, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter.  In entering this Agreement, Borrower acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by the Lender or any employee or agent of the Lender, except for the agreements of Lender set forth herein.

(e)                                  Severability.  The provisions of this Agreement are intended to be severable.  If any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

(f)                                    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to the choice of law principles of such state.

(g)                                 VENUE; JURISDICTION; JURY TRIAL WAIVER.  LENDER, AND BORROWER EACH HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MASTER AGREEMENT, AND/OR THE LOAN DOCUMENTS.

(h)                                 Counterparts; Telecopied Signatures.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

(i)                                     Survival.  All representations, warranties, covenants, agreements, undertakings, waivers and releases of Borrower contained herein shall survive the termination of the Forbearance Period and payment in full of the Indebtedness of Borrower under the Loan Documents.

(j)                                     Amendment.  No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

7.                                       Release of Claims and Waiver.  Borrower hereby releases, remises, acquits and forever discharges Lender and Lender’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement and the Loan Documents, including but not limited to, claims relating to any settlement negotiations (all of the foregoing hereinafter called the “Released Matters”).  Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Borrower represents and warrants to Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest of Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Kevin G. Wortman
Name: Kevin G. Wortman
Title: SVP, Strategic Asset Financing

ATCHISON CASTING CORPORATION

By:	/s/ Kevin T. McDermed
Name Kevin T. McDermed
Title: V.P. & Treasurer